Exhibit 99.1

Maravai LifeSciences Appoints Bernd Brust as Chief Executive Officer and

Member of its Board of Directors

SAN DIEGO, Calif., June 9, 2025 — Maravai LifeSciences Holdings, Inc. (NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today announced the appointment of Bernd Brust as Chief Executive Officer (CEO) and a member of the Board of Directors, effective immediately. Mr. Brust succeeds William “Trey” Martin III in these roles.

“This leadership transition reflects Maravai’s commitment to accelerating innovation, execution, and financial performance. Bernd brings more than 30 years of leadership experience in the life sciences industry, with a proven track record of transforming businesses into profitable, revenue-growing companies with global product and service portfolios,” said R. Andrew Eckert, Chairman of the Board of Maravai LifeSciences. “We thank Trey for his contributions and vision, which we believe have positioned the company for future growth as we welcome Bernd to Maravai.”

In addition, Mr. Brust’s customer-centric approach and background in transforming scientific organizations strongly align with Maravai’s mission to advance scientific discovery and innovation. His leadership reinforces Maravai’s commitment to delivering high-impact solutions to researchers and biotech innovators around the world.

“I am honored to lead Maravai, a company perfectly positioned to serve the growing biologics and genomic medicine markets,” said Bernd Brust. “Maravai is grounded in innovation and powered by deep scientific excellence and passion for its customers. I look forward to working closely with the Board, team members, and customers to help advance breakthroughs from discovery to delivery.”

“It has been a privilege to serve our customers, employees, and shareholders as Maravai’s CEO,” said Mr. Martin. “I am immensely proud of the genomic medicine platform we have built, and I thank each of our employees for their dedication to improving human health. I look forward to Maravai’s continued success.”

Maravai LifeSciences remains well positioned for long-term success, backed by a strong financial foundation, a growing portfolio of innovative products, and a deep commitment to customer needs. The company looks to continue to expand its market leadership in mRNA, and bioprocess impurity detection and analytics, enhance manufacturing capabilities, and deliver differentiated technologies that support customers from discovery through commercialization.

Maravai is neither reaffirming nor withdrawing its previously issued full-year 2025 financial guidance at this time. The company will revisit its outlook during the second-quarter earnings call in August, following a comprehensive assessment of the business by newly appointed CEO Mr. Brust.

About Bernd Brust

Mr. Brust brings a strong track record of leading diverse, global life sciences organizations. He offers deep expertise in strategy, innovation, and finance, along with a demonstrated ability to drive execution and deliver meaningful operational and financial results.

Most recently, he served as Executive Chairman, and previously as CEO, of Antylia Scientific, a global provider of tools and solutions for diagnostic testing, sample preparation, biological monitoring, and environmental analysis. Antylia operates across North America, China, India, and EMEA, with approximately $400 million in annual revenue and over 1,000 employees. The company was a portfolio investment of private equity firm GTCR, which acquired Antylia in 2019 and recently sold it to Brookfield Asset Management and Caisse de dépôt et placement du Québec (CDPQ) for over $1.3 billion. In addition, Antylia successfully sold its Masterflex division in 2021 to life sciences tools provider Avantor for $2.9 billion.

Prior to Antylia, Mr. Brust was CEO of Qualicaps, a global manufacturer of pharmaceutical capsules and filling equipment acquired by Mitsubishi Chemical Holdings. He also held senior leadership roles at Life Technologies, including where he led the global commercial organization, as well as executive positions at Invitrogen Corporation and GE Medical Systems.

About Maravai LifeSciences

Maravai LifeSciences is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, and novel vaccines, and to support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis and biologics safety testing to many of the world’s leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.

For more information about Maravai LifeSciences, visit www.maravai.com.

Contact Information:

Deb Hart

Maravai LifeSciences

+1 858-988-5917

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements related to Maravai’s financial guidance for 2025, the expected benefits of the leadership transition, and Maravai’s strategic plans, constitute forward-looking statements and may be identified by words like “believe,” “expect,” and similar expressions. Such forward-looking statements are subject to a number of risks and inherent uncertainties that could cause Maravai’s actual results and financial condition to differ materially from those indicated, including, without limitation, operational risks, competition and the impacts of shifts in U.S. and foreign trade policy (including the imposition of new or increased tariffs) on demand for Maravai’s products and services. These and other risks and uncertainties are described in greater detail throughout the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Maravai’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents Maravai files with the U.S. Securities and Exchange Commission. Maravai’s actual results and financial condition may differ materially from those indicated in these forward-looking statements, and therefore you should not rely upon them. These forward-looking statements are based on information currently available to management and speak only as of the date on which they are made. Maravai undertakes no obligation to publicly update any of these forward-looking statements, whether as a result of new information, future developments or otherwise.